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                                                                     Exhibit 3.5

                  AMENDMENTS TO THE ARTICLES OF INCORPORATION
                                      OF
                            DRYDEN INDUSTRIES, INC.


     Pursuant to the provisions of Section 16-10a-1001et. Seq. Of the Utah Revised Business Corporation Act, the undersigned corporation, hereinafter referred to as the "Corporation," hereby adopts the following Amendments to the Articles of Incorporation:

     FIRST:  The name of the Corporation is: DRYDEN INDUSTRIES, INC.

     SECOND: The following Amendments to the Articles of Incorporation were duly adopted by the board of directors and the shareholders of the corporation in accordance with Section 16-10a-1003 of the Utah Revised Business Corporation Act, at a Special Meeting of Shareholders held on January 27, 2000.

                                   ARTICLE I
                                     NAME

     The name of the Corporation shall be:   e resources inc.


     The number of issued and outstanding shares entitled to vote on these Amendments to the Articles of Incorporation was 124,562,588 of which 70,000,000 shares voted in favor and none opposed.

     IN WITNESS WHEREOF, the foregoing Amendment to the Article of Incorporation have been executed this 27/th/ day of January, 2000.


                                                     DRYDEN INDUSTRIES, INC.


                                                     By: /s/ R. Lee Matzig
                                                         -----------------------
                                                         R.Lee Matzig, President